Exhibit 99.1

News Release

Air Products and Chemicals, Inc.

7201 Hamilton Boulevard, Allentown, PA 18195-1501

www.airproducts.com

Air Products to Sell Performance Materials Division of its

Materials Technologies Segment to Evonik for $3.8 Billion

Intends to Spin-Off the Electronic Materials Division of its

Materials Technologies Segment to Shareholders as Versum Materials

Air Products to Host Conference Call on May 6 at 12:00 p.m. USET

LEHIGH VALLEY, Pa. (May 6, 2016) – Air Products (NYSE:APD), a world-leading industrial gases company, announced that it has signed a definitive agreement today to sell the Performance Materials Division (PMD) of its Materials Technologies segment to Evonik Industries AG (EVK.DE), a world leader in specialty chemicals and materials, for $3.8 billion in cash.

The sale of PMD is expected to close before the end of 2016, and is subject to regulatory approvals and customary closing conditions. Under the terms of the agreement, operational facilities, supplier contracts, labs, contracts, customers, and employees and certain legal entities associated with PMD would transfer to Evonik. Evonik intends to continue to run PMD from Allentown, Pennsylvania.

Air Products also intends to spin-off its Electronic Materials Division (EMD) to shareholders as a separate public company, called Versum Materials. Air Products is on track to separate EMD by the end of September 2016 and will continue to evaluate whether debt and equity market conditions are favorable for a tax-free spin-off.

Air Products has been consistently executing against its strategic, Five-Point Plan, which includes focusing on industrial gases and taking actions on non-core businesses. In September 2015, the Company announced plans to separate Materials Technologies, which includes PMD and EMD.

“The sale of PMD is consistent with the long-term strategy for Air Products that we announced in September 2014,” said Air Products’ Chairman, President and Chief Executive Officer, Seifi Ghasemi. “I am very pleased that PMD has a great future ahead of it as a core business of a company which is even larger than Air Products.

“As for the balance of our Materials Technologies segment, I am also very excited about the future of EMD, which we currently intend to spin-off as a new, world-class public company named Versum Materials. Guillermo Novo will be the CEO of the new company, and I will be non-executive chairman of Versum Materials while maintaining my current roles at Air Products.

“As a result of these moves, Air Products will be in an even stronger position to take advantage of the exciting investment opportunities to grow our core Industrial Gases business,” Ghasemi said.

About PMD

PMD generated $1.04 billion in revenue and $241 million of Adjusted EBITDA over the last twelve months ending March 31, 2016*. PMD had $244 million of Adjusted EBITDA in fiscal 2015*. PMD consists of epoxy curing agents (40 percent of revenues), polyurethane additives (32 percent) and specialty additives businesses (28 percent). PMD has approximately 1,100

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employees and includes major production facilities in the U.S., Germany, the United Kingdom, China and Japan. PMD products provide distinct, performance-enhancing benefits in use across the construction, marine, automotive, industrial cleaning, and other markets.

About EMD

EMD generated $974 million in revenue and $351 million of adjusted EBITDA over the last twelve months ending March 31, 2016*. EMD consists of advanced materials (35 percent of revenues), process materials (39 percent) and delivery systems (26 percent). EMD has approximately 1,900 employees and includes major production facilities in the U.S., Korea and Taiwan. EMD’s focus is to be the materials partner of choice for the semiconductor industry, providing low cost/high value in use products for next generation chips used in mobile devices, Internet of Things, and PCs.

*	Financial information for divisions that comprise the Materials Technologies segment reported within Air Products; no allocated corporate costs. Based on non-GAAP measures.

Conference Call Details:

The teleconference on Friday, May 6, 2016 at 12:00 p.m. USET will be open to the public and the media in listen-only mode by telephone and Internet broadcast.

Live teleconference: 913-312-0699

Passcode: 9240687

Internet broadcast: Available on the Event Details page on Air Products’ Investor Relations web site.

Telephone replay: 888-203-1112 or 719-457-0820 (international)

Passcode: 9240687

This will be available from 4:00 p.m. USET on May 6 through 4:00 p.m. ET on May 13.

Internet replay: Available on the Event Details page on Air Products’ Investor Relations web site.

Advisors

Lazard acted as sole financial advisor to Air Products. Skadden, Arps, Slate, Meagher & Flom LLP acted as lead counsel for Air Products.

About Air Products

Air Products (NYSE:APD) is a world-leading Industrial Gases company celebrating 75 years of operation. The company’s core Industrial Gases business provides atmospheric and process gases and related equipment to manufacturing markets, including refining and petrochemical, metals, electronics, and food and beverage. Air Products is also the world’s leading supplier of liquefied natural gas process technology and equipment. The company’s Materials Technologies business serves the semiconductor, polyurethanes, cleaning and coatings, and adhesives industries.

The company had fiscal 2015 sales of $9.9 billion and was ranked number 284 on the Fortune 500 annual list of public companies. Approximately 20,000 employees in 50 countries strive to make Air Products the world’s safest and best performing Industrial Gases company, providing sustainable offerings and excellent service to all customers. For more information, visit www.airproducts.com.

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About Evonik

Evonik, the creative industrial group from Germany, is one of the world leaders in specialty chemicals. Profitable growth and a sustained increase in the value of the company form the heart of Evonik’s corporate strategy. Its activities focus on the key megatrends health, nutrition, resource efficiency and globalization. Evonik benefits specifically from its innovative prowess and integrated technology platforms. Evonik is active in over 100 countries around the world. In fiscal 2015 more than 33,500 employees generated sales of around €13.5 billion and an operating profit (adjusted EBITDA) of about €2.47 billion.

NOTE: This news release contains “forward-looking statements” within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 including statements regarding the expected timetable for completing the sale of PMD to Evonik, benefits and synergies of the proposed transaction, future opportunities for the combined company and products, future financial performance and any other statements regarding the Company’s and Evonik’s future expectations, beliefs, plans, objectives, financial conditions, or performance that are not historical facts; statements about the Company’s plans for completion of the EMD spin-off, the expected benefits of the spin-off, the tax free nature of the spin-off, the prospects for the independent companies following the spin-off and the timing of the transaction. These forward-looking statements are based on management’s reasonable expectations and assumptions as of the date of this release. Actual results may differ materially from the expectations expressed in the forward-looking statements because of many factors not anticipated by management, including, without limitation, additional timing required to consummate the proposed sale of PMD; inability to satisfy the conditions to closing of the proposed sale of PMD; the risk that a regulatory approval that may be required for the proposed sale of PMD is not obtained or is obtained subject to conditions that are not anticipated or other events that prevent the closing of the proposed transaction from occurring; the ultimate timing, outcome and results of integrating the operations of Air Products’ and Evonik’s Performance Materials divisions; the effects of the business combination, including the combined company’s future financial condition, results of operations, strategy and plans; expected synergies and other benefits from the proposed transaction and the ability of Evonik to realize such synergies and other benefits; the Company’s ability to obtain regulatory approvals necessary to effect the spin-off of EMD, our ability to fully realize the anticipated benefits of the spin-off, negative effects of the announcement or the consummation of the proposed spin-off on the market price of the Company’s common stock, significant transaction costs and or unknown liabilities, general economic and business conditions that affect the companies in connection with the proposed spin-off, changes in capital market conditions, future opportunities that the Company’s board may determine present greater potential to increase shareholder value than spin-off, the ability of our companies to operate independently following the spin-off; the impact of credit rating agencies or tax authority actions or other factors on the cash proceeds the Company expects to derive from the transactions; and other risk factors described in the Company’s Form 10-K for its fiscal year ended September 30, 2015. The Company disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statements contained in this document to reflect any change in assumptions, beliefs or expectations or any change in events, conditions, or circumstances upon which any such forward-looking statements are based.

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Media Inquiries:

Art George, tel: (610) 481-1340; email: georgeaf@airproducts.com.

Investor Inquiries:

Simon Moore, tel: (610) 481-7461; email: mooresr@airproducts.com.

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RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(Millions of dollars unless otherwise indicated)

The news release includes discussion of non-GAAP financial measures, including Adjusted EBITDA. The presentation of non-GAAP measures is intended to enhance the usefulness of financial information by providing measures which management uses internally to evaluate our operating performance.

We use non-GAAP measures to assess our operating performance by excluding certain disclosed items that we believe are not representative of our underlying business. We believe non-GAAP financial measures provide investors with meaningful information to understand our underlying operating results and to analyze financial and business trends. Non-GAAP financial measures, including Adjusted EBITDA, should not be viewed in isolation, are not a substitute for GAAP measures, and have limitations which include but are not limited to:

•	Depreciation and amortization represent the wear and tear and/or reduction in value of the plant, equipment, and intangible assets which permit us to manufacture and/or market our products.

•	Other companies may define non-GAAP measures differently than we do, limiting their usefulness as comparative measures.

A reader may find any one or all of these items important in evaluating our performance. Management compensates for the limitations of using non-GAAP financial measures by using them only to supplement our GAAP results to provide a more complete understanding of the factors and trends affecting our business. In evaluating these financial measures, the reader should be aware that we may incur expenses similar to those eliminated in this presentation in the future.

Presented below are reconciliations of the GAAP results to the non-GAAP measures:

		Quarter Ended				Mar-16
Materials Technologies Segment	FY 2015	Jun-15	Sep-15	Dec-15	Mar-16	LTM
Operating Income
Performance Materials	$213.9	$57.8	$50.3	$44.1	$59.5	$211.7
Electronics Materials	265.8	76.9	63.0	83.3	70.3	293.5
Non Divisional	(3.0)	(3.2)	3.1	(.2)	(.5)	(.8)

Total Operating Income	$476.7	$131.5	$116.4	$127.2	$129.3	$504.4
Add: Depreciation and amortization	92.8	22.7	22.8	19.6	20.0	85.1
Add: Equity Affiliates’ Income	2.2	.3	.6	.4	.2	1.5

Adjusted EBITDA	$571.7	$154.5	$139.8	$147.2	$149.5	$591.0

		Quarter Ended				Mar-16
Performance Materials	FY 2015	Jun-15	Sep-15	Dec-15	Mar-16	LTM
Adjusted EBITDA
GAAP Operating Income	$213.9	$57.8	$50.3	$44.1	$59.5	$211.7
Add: Depreciation and amortization	29.0	7.3	6.9	6.9	7.5	28.6
Add: Equity Affiliates’ Income	1.2	.3	.3	.2	.2	1.0

Adjusted EBITDA	$244.1	$65.4	$57.5	$51.2	$67.2	$241.3

		Quarter Ended				Mar-16
Electronic Materials	FY 2015	Jun-15	Sep-15	Dec-15	Mar-16	LTM
Adjusted EBITDA
GAAP Operating Income	$265.8	$76.9	$63.0	$83.3	$70.3	$293.5
Add: Depreciation and amortization	63.8	15.4	15.9	12.7	12.5	56.5
Add: Equity Affiliates’ Income	1.0	—	.3	.2	—	.5

Adjusted EBITDA	$330.6	$92.3	$79.2	$96.2	$82.8	$350.5